Exhibit 6.3

CERTAIN INFORMATION (IDENTIFIED AS “[OMITTED]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Other Transaction for Prototype Agreement Modification

BETWEEN

AtomBeam Technologies, Inc.
1036 Country Club Dr., Suite 200
Moraga, CA 94563-1949

AND

Space Development Agency
1670 Air Force Pentagon
Washington, DC 20330

CONCERNING

Effective Compaction of Satellite Transmission to Maximize Bandwidth and Data Security

Agreement No.: FA24012390020

Modification Number: P00002

Total Amount of the Agreement: $1,977,583.16

Government Funds Obligated: $1,977,583.16

Total Industry Cost Share: $0

Authority: 10 U.S.C. §4022

Effective Date: 12 March 2026

FOR ATOMBEAM TECHNOLOGIES, INC.	FOR THE SPACE DEVELOPMENT AGENCY

/s/ Charles Yeomans	/s/ Christopher Glista
Charles Yeomans, CEO	Christopher Glista, Agreements Officer

The purposes of this modification are to:

a.	Extend the period of performance.
b.	Revise Attachment 1 Statement of Work.
c.	Revise Attachment 2 Schedule of Milestones and Payments.

Pursuant to Article III.B, the Agreement is modified as follows with the changes in bold italics:

1.	Attachment 1 Statement of Work P00001 is replaced with Attachment 1 Statement of Work P00002 [Omitted].

2.	Attachment 2 Schedule of Milestones and Payments P00001 is replaced with Attachment 2 Schedule of Milestones P00002 [Omitted].

3.	Except as modified above, all terms and provisions of Agreement FA24012390020 shall remain unchanged and in full force and effect.